Exhibit 99.1

Tidelands Royalty Trust “B”

News Release

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, December 19, 2011 – Tidelands Royalty Trust “B” (Pink Sheets: TIRTZ) (“Tidelands”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.202380 per unit, payable on January 13, 2012, to unitholders of record on December 30, 2011. Tidelands’ cash distribution history, current and prior year financial reports and tax information, a link to filings made with the Securities and Exchange Commission, and more can be found on its website at http://www.tirtz-tidelandsroyaltytrust.com/.

The distribution this quarter decreased to $0.202380 per unit from $0.271291 per unit last quarter. Royalties received this quarter as compared to the last quarter are down primarily due to a decrease in the price of oil and in the volume of oil produced. There was a slight increase in the price of natural gas and in the production of natural gas.

Tidelands’ distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Tidelands receives royalties two months after oil production and three months after natural gas production.

***

Contact: Ron E. Hooper

      Senior Vice President

      U.S. Trust, Bank of America Private Wealth Management

      Toll Free – 1.800.985.0794